Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

May 8, 2013

MEDIA CONTACT: Lisa Gagnon

703-903-3385

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC REPORTS NET INCOME OF $4.6 BILLION;

COMPREHENSIVE INCOME OF $7.0 BILLION FOR FIRST QUARTER 2013

First Quarter 2013 Financial Results

•	First quarter 2013 net income was $4.6 billion – the second largest in company history, compared to $4.5 billion in the fourth quarter of 2012
•	First quarter 2013 comprehensive income was $7.0 billion, compared to $5.7 billion in the fourth quarter of 2012

Treasury Draws and Dividend Payments

•	No additional Treasury draw required for the first quarter of 2013
•	Aggregate cash dividends of $29.6 billion paid to Treasury since conservatorship began, including $5.8 billion paid in the first quarter of 2013
•	Based on net worth of $10.0 billion at March 31, 2013, the company’s dividend obligation to Treasury will be $7.0 billion in June 2013
•	Senior preferred stock outstanding and held by Treasury remained $72.3 billion at March 31, 2013, as dividend payments do not offset prior Treasury draws

Housing Market Support Since January 1, 2009

•	Provided $1.9 trillion of liquidity to the mortgage market that funded:
•	6.7 million refinancings (includes two million under Freddie Mac’s relief refinancing initiative)
•	1.6 million home purchases
•	1.3 million units of multifamily rental housing
•	Helped more than 830,000 borrowers to avoid foreclosure

Credit Quality at March 31, 2013

•	Post-2008 book of business grew to 67 percent of single-family credit guarantee portfolio during first quarter – 12 percent of the single-family credit guarantee portfolio were HARP loans
•	Delinquency rates continued to decline and remained below industry benchmarks
•	Single-family serious delinquency rate was 3.03 percent
•	Multifamily delinquency rate was 0.16 percent

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $4.6 billion for the first quarter of 2013, compared to net income of $4.5 billion for the fourth quarter of 2012. The company also reported comprehensive income of $7.0 billion for the first quarter of 2013, compared to comprehensive income of $5.7 billion for the fourth quarter of 2012.

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Summary Financial Results (1)

		Three Months Ended
		December 31,	March 31,
($ Billions)		2012	2013	Change
1	Net interest income	$4.5	$4.3	$(0.2)
2	(Provision) benefit for credit losses	0.7	0.5	(0.2)
3	Derivative gains (losses)	(0.0)	0.4	0.4
4	Net impairment	(1.2)	(0.0)	1.2
5	Other non-interest income	0.0	0.1	0.1
6	Non-interest expense	(0.6)	(0.6)	(0.0)
7	Income tax benefit	1.1	0.0	(1.1)

8	Net income	$4.5	$4.6	$0.1
9	Total other comprehensive income	1.3	2.4	1.1

10	Comprehensive income	$5.7	$7.0	$1.2

(1)	Columns may not add due to rounding. See “Appendix — Financial Results Discussion” section for additional information about the company’s financial results for the first quarter of 2013.

Net Income – Freddie Mac’s net income was $4.6 billion for the first quarter of 2013, up $124 million from the fourth quarter of 2012. The increase primarily reflects lower net security impairments, partially offset by lower income tax benefit. Fourth quarter 2012 financial results included the impact of a favorable resolution of tax matters with the Internal Revenue Service (IRS).

Comprehensive Income – Freddie Mac’s comprehensive income was $7.0 billion for the first quarter of 2013, up $1.2 billion from the fourth quarter of 2012. The increase is primarily driven by higher fair value gains on the company’s non-agency available-for-sale (AFS) securities due to spread tightening. The fair value of Freddie Mac’s AFS securities may fluctuate considerably from quarter to quarter due to market conditions, which can lead to variability in the company’s comprehensive income results.

Deferred Tax Asset Valuation Allowance – On a quarterly basis, the company determines whether a valuation allowance is necessary on its net deferred tax assets. After evaluating all available evidence, Freddie Mac continued to record a valuation allowance on a portion of its net deferred tax assets as of March 31, 2013. The valuation allowance as of March 31, 2013, was $30.1 billion. To the extent Freddie Mac releases the valuation allowance on its deferred tax assets in a future period, the amount released would be included as income in that period and would result in a corresponding increase in the company’s net worth as of the end of that period. See “MD&A – CONSOLIDATED BALANCE SHEETS ANALYSIS – Deferred Tax Assets and Liabilities” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 for additional information.

About Freddie Mac’s Conservatorship

Freddie Mac has been operating under conservatorship, with the Federal Housing Finance Agency (FHFA) as Conservator, since September 6, 2008. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

conduct its normal business operations. Through March 31, 2013, Freddie Mac has requested cumulative draws totaling $71.3 billion. Under the Purchase Agreement, the payment of dividends cannot be used to offset prior Treasury draws. Accordingly, while Freddie Mac has paid aggregate cash dividends to Treasury of $29.6 billion through March 31, 2013, Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of March 31, 2013.

Treasury Draws and Dividend Payments

(1)	Includes the initial liquidation preference of Freddie Mac’s senior preferred stock of $1.0 billion.

In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended Purchase Agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount is $3.0 billion for each quarter of 2013 and will be reduced by $600 million annually until it reaches zero in 2018.

The amount of remaining funding available to Freddie Mac under the Purchase Agreement with Treasury is currently $140.5 billion, and will be reduced by any future draws.

Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “BUSINESS — Treasury Agreements” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Housing Market Support

Freddie Mac continues to support the U.S. housing market by ensuring credit availability for new and refinanced mortgages as well as rental housing. The company also continues helping struggling homeowners avoid foreclosure and stabilizing communities nationwide. Since the beginning of 2009, Freddie Mac has helped nearly 9.6 million American families own or rent a home, and more than 830,000 avoid foreclosure. At the same time, the company is working with FHFA, its customers and the industry to build a stronger housing finance system for the nation.

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Number of Families Helped

(Thousands)		2009	2010	2011	2012	YTD 3/31/2013	Cumulative Total
1	Number of families helped to own or rent a home	2,480	2,089	1,830	2,472	723	9,594
2	Relief refinance borrowers (includes HARP)(1)	169	533	453	687	197	2,039
3	Other refinance borrowers(1)	1,595	947	740	996	343	4,621
4	Purchase borrowers(1)	460	378	326	353	96	1,613
5	Multifamily rental units	256	231	311	436	87	1,321
6	Number of single families helped to avoid foreclosure(2)	133	275	208	169	46	831
7	Loan modifications	65	170	109	70	21	435
8	Repayment plans	34	31	33	33	8	139
9	Forbearance agreements	15	35	20	13	3	86
10	Short sales & deed-in-lieu of foreclosure transactions	19	39	46	53	14	171
11	Total (line 1 + line 6)	2,613	2,364	2,038	2,641	769	10,425

(1)	For the periods presented, a borrower may be counted more than once if the company purchased more than one loan (purchase or refinance mortgage) relating to the same borrower.
(2)	These categories are not mutually exclusive and a borrower in one category may also be included within another category in the same period. For the periods presented, a borrower may subsequently go into foreclosure.

Providing Liquidity – Freddie Mac continues to provide access to affordable financing for new and refinanced mortgages and rental housing. Since the beginning of 2009, the company has provided nearly $1.9 trillion in liquidity to the market through its purchases of loans and issuances of mortgage-related securities, including $138 billion during the first quarter of 2013.

Market Liquidity Provided (1)

($ Billions)		2009	2010	2011	2012	YTD 3/31/2013	Cumulative Total
1	Single-family purchases and issuances(1)	$483	$390	$321	$427	$132	$1,753
2	Relief refinance mortgages (includes HARP)	35	106	82	123	33	379
3	Other refinance mortgages	345	200	168	228	78	1,019
4	Purchase mortgages	94	78	71	76	21	340
5	Other(2)	9	6	—	—	—	15
6	Multifamily loan purchases and issuances(1)(3)	$17	$16	$20	$29	$6	$88
7	Other(4)	$46	$—	$8	$—	$—	$54
8	Total (lines 1+6+7)	$546	$406	$349	$456	$138	$1,895

(1)	Based on unpaid principal balance (UPB).
(2)	Includes Ginnie Mae Certificates, HFA guarantees, and Other Guarantee Transactions for which loan level data is not available.
(3)	In the first quarter of 2013, Freddie Mac made certain changes to more closely align the presentation of the company’s single-family and multifamily securitization activities. As a result, Multifamily issuances of K Certificates are no longer included in line 6. All periods presented above have been revised.
(4)	Consists of non-Freddie Mac mortgage-related securities purchased for the company’s mortgage-related investments portfolio.

Enabling Refinance Activity – Freddie Mac continues to help borrowers lower their payments and/or improve their mortgage terms by purchasing refinance mortgages. Refinance purchases of $111 billion

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

accounted for 84 percent of the company’s single-family mortgage purchase volume during the first quarter of 2013. The company estimates that the homeowners who refinanced during the first quarter will save an average of $3,900 in interest payments during the first 12 months. Since the beginning of 2009, the company has purchased or guaranteed nearly $1.4 trillion of refinance mortgages, helping over 6.6 million homeowners.

Freddie Mac continues to help borrowers refinance through its streamlined relief refinance initiative, which includes the Home Affordable Refinance Program (HARP) for loans with loan-to-value (LTV) ratios above 80 percent. During the first quarter of 2013, Freddie Mac purchased approximately 113,000 HARP loans—helping about 33 percent more underwater homeowners refinance than in the same period last year. Since the beginning of 2009, Freddie Mac has funded over two million relief refinance mortgages, including more than one million HARP loans. The company continues to work to increase lender participation in the HARP program, and has stepped up its marketing efforts to raise awareness of the program’s benefits among homeowners, including that such benefits have been extended through the end of 2015.

Preventing Foreclosures – Freddie Mac continues to help struggling borrowers retain their homes or otherwise avoid foreclosure. During the first quarter of 2013, the company completed approximately 46,000 single-family loan workouts, including nearly 21,000 loan modifications. This brings the total number of homeowners the company has helped avoid foreclosure to more than 830,000 since the beginning of 2009. In addition, when foreclosure is unavoidable, Freddie Mac has further helped to stabilize communities by focusing its real estate owned (REO) home sales on owner-occupants, who made up approximately two–thirds of its purchasers since the beginning of 2009.

Building for the Future – Working with FHFA, Freddie Mac continues to devote resources to help develop and build a stronger, more efficient mortgage market for the future. Among these efforts are a new representation and warranty framework, enhanced mortgage data quality provided by the Uniform Mortgage Data Program and effective quality control reviews - all of which should give lenders greater certainty and clarity while enabling Freddie Mac to more efficiently manage credit risk. In 2013, the company will be focused on building a common securitization platform that would function as a market utility. The company is working with FHFA and Fannie Mae to establish a joint venture that would independently execute against this conservatorship goal.

Credit Quality

Post-2008 Single-Family Books of Business – Since 2008, Freddie Mac has enhanced its credit and underwriting policies, purchased fewer loans with high-risk characteristics and seen positive changes in the underwriting practices of lenders and mortgage insurers. These factors have contributed to the credit quality of loans purchased since 2008 (excluding relief refinance mortgages).

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Credit Quality of Single-Family Credit Guarantee Portfolio Purchases

	2009	2010	2011	2012	YTD 3/31/2013
Weighted Average Original LTV Ratio:
Relief refinance (includes HARP)	80%	77%	77%	97%	93%
All other	66%	67%	67%	68%	68%
Total purchases	67%	70%	70%	76%	74%
Weighted Average Credit Score:
Relief refinance (includes HARP)	738	747	744	740	731
All other	757	758	759	762	760
Total purchases	756	755	755	756	753

At March 31, 2013, loans originated after 2008 accounted for 67 percent of the UPB of Freddie Mac’s single-family credit guarantee portfolio and HARP loans represented 12 percent of the single-family credit guarantee portfolio. HARP loans generally reflect many of the credit risk attributes of the original loans; and thus generally present higher risk to the company than other refinance loans the company has purchased since 2009. However, in many cases, the borrower’s payments are reduced through HARP refinancing, thereby strengthening the borrower’s potential to make their mortgage payments.

Single-Family Credit Guarantee Portfolio – Concentration of Credit Risk

	As of 3/31/2013		YTD 3/31/2013
	% of Portfolio	Serious Delinquency Rate	% of Credit Losses
Loans originated in 2009 – 2013	67%	0.38%	5.5%
HARP	12	0.94%	3.4
Other relief refinance	7	0.33%	0.3
All other loans	48	0.27%	1.8
Loans originated in 2005 – 2008	22	9.48%	84.9
Loans originated in 2004 and prior	11	3.23%	9.6

Total	100%	3.03%	100.0%

2005 to 2008 Single-Family Books of Business – Since the beginning of 2008, on an aggregate basis, the company has recorded provision for credit losses of $74.7 billion associated with single-family loans and recorded an additional $3.8 billion in losses on loans purchased from the company’s PC trusts, net of recoveries. The majority of these losses are associated with loans originated in 2005 through 2008. Loans originated in 2005 through 2008 are becoming a smaller portion of the company’s single-family credit guarantee portfolio. At March 31, 2013, loans originated in 2005 through 2008 represented 22 percent of the company’s single-family credit guarantee portfolio, based on UPB.

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Single-family serious delinquency rate was 3.03 percent at March 31, 2013, compared to 3.25 percent at December 31, 2012. While the company’s single-family serious delinquency rate remains higher than the rate in years prior to 2009, it is substantially below the rate for the entire U.S. mortgage market. According to the Mortgage Bankers Association’s National Delinquency Survey, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 6.78 percent at December 31, 2012, which is the most recent date for which data is available.

Multifamily delinquency rate (based on loans 60 days or more past due or in the process of foreclosure) was 0.16 percent at March 31, 2013, compared to 0.19 percent at December 31, 2012, reflecting continued positive multifamily market fundamentals.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and the company’s Consolidated Financial Statements, Core Tables and Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program, the servicing alignment initiative and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting guidance, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, the SEC, HUD, other federal agencies, the Administration and Congress, and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release.

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. For more information, visit www.FreddieMac.com.

# # #

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Appendix — Financial Results Discussion

Summary Consolidated Statements of Comprehensive Income

		Three Months Ended
($ Millions)		December 31, 2012	March 31, 2013	Change
1	Net interest income	$4,456	$4,265	$(191)
2	(Provision) benefit for credit losses	700	503	(197)
3	Derivative gains (losses)	(22)	375	397
4	Net impairments of AFS securities recognized in earnings	(1,239)	(43)	1,196
5	Other non-interest income	5	70	65

6	Non-interest income (loss)	(1,256)	402	1,658
7	Administrative expenses	(422)	(432)	(10)
8	REO operations income (expense)	33	(6)	(39)
9	Other non-interest expense	(199)	(186)	13

10	Non-interest expense	(588)	(624)	(36)
11	Income tax benefit	1,145	35	(1,110)

12	Net income	$4,457	$4,581	$124
13	Total other comprehensive income	1,271	2,390	1,119

14	Comprehensive income	$5,728	$6,971	$1,243

Net interest income was $4.3 billion for the first quarter of 2013, compared to $4.5 billion for the fourth quarter of 2012. Net interest yield was 85 basis points for the first quarter of 2013, compared to 87 basis points for the fourth quarter of 2012. The decreases in both net interest income and net interest yield mainly reflect lower prepayment fee income on multifamily loans.

(Provision) benefit for credit losses was a benefit of $503 million for the first quarter of 2013, compared to a benefit of $700 million for the fourth quarter of 2012. The benefit for credit losses for the first quarter of 2013 was driven by continued improvement in national home prices combined with a further decrease in the volume of newly delinquent single-family loans.

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

The company’s loan loss reserves were $28.6 billion as of March 31, 2013, compared to $30.9 billion as of December 31, 2012.

Derivative gains (losses) was a gain of $375 million for the first quarter of 2013, compared to a loss of $22 million for the fourth quarter of 2012. The improvement in derivative fair values was primarily driven by higher gains on the net pay-fixed swap portfolio as long-term interest rates increased in the first quarter of 2013.

Net impairment of AFS securities recognized in earnings was $43 million for the first quarter of 2013, compared to $1.2 billion for the fourth quarter of 2012. Fourth quarter 2012 net impairment expense included the impact of implementing a third-party model to project cash flow estimates on Freddie Mac’s single-family non-agency mortgage-related securities.

Income tax benefit was $35 million for the first quarter of 2013, compared to $1.1 billion for the fourth quarter of 2012. The decrease is primarily due to the release of tax reserves during the fourth quarter of 2012 as a result of a favorable resolution of tax matters with the IRS.

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

Total other comprehensive income was $2.4 billion for the first quarter of 2013, compared to $1.3 billion for the fourth quarter of 2012. The increase primarily reflects the favorable impact of spread tightening on the fair value of the company’s non-agency AFS securities.

Segment Financial Results – Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category. For the fourth quarter 2012, the All Other category primarily reflects the impact of the favorable resolution of tax matters with the IRS.

Summary of Segment Earnings (Loss) and Comprehensive Income (Loss) (1)

		Three Months Ended
($ Billions)		December 31, 2012	March 31, 2013	Change
	Segment Earnings (loss), net of taxes
1	Investments	$1.6	$2.8	$1.2
2	Single-family Guarantee	1.4	1.2	(0.3)
3	Multifamily	0.5	0.6	0.1
4	All Other	0.9	(0.0)	(0.9)

5	Total Segment Earnings (loss), net of taxes	$4.5	$4.6	$0.1

	Comprehensive income (loss) of segments
6	Investments	$2.5	$4.8	$2.3
7	Single-family Guarantee	1.4	1.2	(0.2)
8	Multifamily	1.0	1.0	0.0
9	All Other	0.9	(0.0)	(0.9)

10	Comprehensive income (loss) of segments	$5.7	$7.0	$1.2

(1)	Columns may not add due to rounding.

Investments segment earned $2.8 billion for the first quarter of 2013, compared to $1.6 billion for the fourth quarter of 2012. The increase in segment earnings was primarily driven by lower net security impairments recognized in earnings and higher derivative gains. Comprehensive income for the Investments segment was $4.8 billion for the first quarter of 2013, compared to $2.5 billion for the fourth quarter of 2012. The

Freddie Mac First Quarter 2013 Financial Results

May 8, 2013

increase primarily reflects higher segment earnings, coupled with higher fair value gains on non-agency AFS securities due to spread tightening.

Single-family Guarantee segment earned $1.2 billion for the first quarter of 2013, compared to $1.4 billion for the fourth quarter of 2012. The decrease in segment earnings is primarily attributable to the lower benefit for credit losses. Comprehensive income for the Single-family Guarantee segment approximated segment earnings for both the fourth quarter of 2012 and first quarter of 2013.

Multifamily segment earned $585 million for the first quarter of 2013, compared to $494 million for the fourth quarter of 2012. The increase in segment earnings is primarily driven by higher gains from disposition of AFS securities and lower net AFS security impairments. Comprehensive income for the Multifamily segment remained relatively flat at $1.0 billion for the first quarter of 2013, compared to the fourth quarter of 2012.